EXHIBIT INDEX

Exhibit A:
   Attachment to item 77B: Accountant's report on internal control.

Exhibit B:
   Attachment to item 77C: Matters submitted to a vote of security holders

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Exhibit A:


January 21, 1999

To the Shareholders and Trustees of
Phoenix Multi-Portfolio Fund

In planning and performing our audits of the financial statements of the Phoenix Multi-Portfolio Fund (the "Fund") for the year ended November 30, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 1998.

This report is intended solely for the information and use of management and the Trustees of the Fund and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP


Exhibit B:

A special meeting of Shareholders of the Phoenix International
Portfolio of Phoenix Multi-Portfolio Fund was held on October 27,
1998 to approve the following matter:

1.  Approval of a subadvisory agreement with Aberdeen Fund
Managers, Inc.

On the record date for this meeting there were 5,848,931 shares outstanding and 50.13% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES
                                FOR      AGAINST    ABSTAIN

1.  Approval of investment
    subadvisory agreement    5,376,525   132,631    339,775



A special meeting of Shareholders of the Phoenix Mid Cap
Portfolio of Phoenix Multi-Portfolio Fund was held on October 27,
1998 to approve the following matter:

1.  Approval of a subadvisory agreement with Seneca Capital
Management LLC.

On the record date for this meeting there were 8,784,306 shares outstanding and 56.22% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES

                                FOR      AGAINST    ABSTAIN

1.  Approval of investment
    subadvisory agreement    7,613,064   281,207    890,035